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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM 8-K

                          CURRENT REPORT ON FORM 8-K
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                February 2, 1996

                           REUNION RESOURCES COMPANY
            (Exact name of registrant as specified in its charter)



        DELAWARE                       1-7226                    76-0404108
(State or other jurisdiction     (Registration No.)             (IRS Employer
      of incorporation)       (Commission File Number)       Identification No.)

           2801 POST OAK BOULEVARD, SUITE 400, HOUSTON, TEXAS 77056
              (Address of principal executive offices)     (Zip Code)

                                (713) 627-9277
             (Registrant's telephone number, including area code)

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

  On February 2, 1996 (the "Closing Date"), Rostone Corporation ("Rostone"), a Delaware corporation, was merged (the "Merger") with and into Oneida Molded Plastics Corp. ("Oneida"), a New York corporation and a wholly-owned subsidiary of Reunion Resources Company (the "Company" or "Registrant") pursuant to a Merger Agreement, dated as of December 22, 1995 (the "Merger Agreement"). Pursuant to the Merger Agreement, Oneida, as the surviving corporation, changed its name to Oneida Rostone Corp. ("ORC"). The purchase price payable by ORC under the Merger Agreement to the stockholders of Rostone is an amount up to $4,000,503 as follows: (i) $503 in 1996, (ii) up to $2,000,000 in 1997 if
Rostone achieves specified levels of earnings before interest and taxes (as provided in the Merger Agreement) for the calendar year 1996 and (iii) up to $2,000,000 in 1998 if Rostone achieves specified levels of earnings before interest and taxes (as provided in the Merger Agreement) for the calendar year 1997. Under the terms of ORC's Loan Facility (described below), all such payments may only be made from equity contributions the Company may provide to ORC. The financial terms of the transaction were determined based on Rostone's financial position and results of operations for the fiscal year ended December 31, 1994 and for the eleven months ended November 30, 1995.

  In connection with the acquisition of Rostone by ORC, the Company hired Prudential Securities Incorporated ("Prudential") to act as its financial advisor. In a letter dated January 15, 1996, Prudential rendered its opinion to the Board of Directors of the Company that, as of the date thereof, the merger consideration to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to the Company. In arriving at its opinion, Prudential, among other things: (i) reviewed Rostone's historical financial data and other information regarding Rostone prepared by the management of Rostone and the Company ("Management"); (ii) reviewed financial projections prepared by Management, relating to the sales, earnings and prospects for Rostone's business; (iii) reviewed the financial terms of a draft of the Merger Agreement dated January 3, 1996; (iv) reviewed the financial terms of certain other transactions deemed relevant by Prudential; (v) reviewed publicly available information concerning certain other companies that Prudential deemed to be comparable to Rostone, and the trading history of the common stock of each such company; and (vi) conducted discussions with senior officers of Rostone and the Company concerning the financial condition and prospects of Rostone.

  Rostone, located in Lafayette, Indiana, compounds and molds thermoset polyester resins. Rostone's products consist of proprietary bulk and sheet molding compounds, both for internal use and for sale to other manufacturers, and custom molded parts for the electrical, appliance, business machine and other markets. For the nine months ended September 30, 1995 (unaudited), Rostone had net sales of approximately $21.1 million, operating profit of approximately $1.4 million and net income of approximately $0.3 million. For the year ended December 31, 1994, Rostone had net sales of approximately
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$25.6 million, operating profit of approximately $1.4 million and a net loss of approximately $0.2 million.

  Contemporaneous with the Rostone acquisition, ORC and its wholly-owned subsidiary, Oneida Molded Plastics, Corp. of North Carolina ("OMPC-NC"), amended and restated the terms of their secured credit facility (the "Loan Facility") with Congress Financial Corporation ("Congress") to provide for term loans in an aggregate principal amount of $6,600,000 and revolving loans initially in an aggregate principal amount of up to $9,400,000. The loan proceeds borrowed on the Closing Date were primarily used to refinance Rostone's bank and institutional debt.

  In the Merger ORC acquired 100% of the preferred stock and 94% of the common stock of Rostone from CGI Investment Corp. ("CGII") a company owned 51% by Stanwich Partners Inc. ("SPI") and 49% by Chatwins Group Inc. ("Chatwins"). Mr. Charles E. Bradley, Mr. John G. Poole and Mr. Richard Evans are officers, directors and/or shareholders of SPI. Mr. Bradley is the Company's Chairman, President and Chief Executive Officer and Mr. Evans is Executive Vice President of the Company. Mr. Bradley is also a controlling shareholder and the Chairman of the Board of Chatwins which owns 38% of the Company's outstanding common stock. Mr. Thomas L. Cassidy, a director of the Company, and Mr. Poole, an officer of Oneida and a nominee for a directorship of the Company, are also directors of Chatwins. Prior to the Merger certain officers and directors of Oneida, including Messrs. Bradley and Poole, were also serving as officers and directors of Rostone and CGII.

  Prior to the Merger, Rostone was indebted to CGII pursuant to a $250,000 promissory note dated May 21, 1993. The note, which had an outstanding balance of $367,742 (principal and accrued interest) on the Closing Date and continues as an obligation of ORC, is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due.

  Prior to the Merger, Oneida was indebted to Chatwins in the amount of $4,932,940 pursuant to a 10% promissory note due on the earlier of September 14, 1997 and the date on which the Company sells any of its material assets (the "Oneida/Chatwins Debt"). Interest on this note is payable monthly. The note, which had an outstanding balance of $3,553,952 (principal and accrued interest) on the Closing Date and continues as an obligation of ORC, is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due and principal may be paid out of equity or subordinated loans that may be advanced by the Company to ORC.

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  Prior to the Merger, Rostone was the leasee of certain equipment beneficially owned by Chatwins and Mr. Bradley. Chatwins and Mr. Bradley share the risks and benefits under the lease pro rata in proportion to the purchase price of the equipment paid to the equipment manufacturer by each (57% for Chatwins and 43% for Mr. Bradley). At any time during the lease term Rostone (ORC) may purchase the equipment upon the payment of the amount which, when combined with its prior lease payments, will return to Chatwins and Mr. Bradley the amounts paid by each of them to the manufacturer plus interest thereon at 13.5% per annum, compounded monthly from the date of each co-venturer's payment to the equipment manufacturer. Chatwins and Mr. Bradley's rights to payment under the lease are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly lease payments may be made when due and the amount due on exercise of ORC's purchase option may be paid out of the proceeds of purchase money financing provided by a non-affiliate of ORC and permitted under the terms of the Loan Facility.

  On November 1, 1995 and November 2, 1995, respectively, Mr. Bradley made loans of $850,000 and $500,000 to the Company, which the Company then used as part of a $1,550,000 loan it advanced to Oneida evidenced by a 10% promissory note of Oneida payable November 2, 1997. Oneida used these funds to repay a portion of the Oneida/Chatwins Debt. The Company issued two notes to Mr. Bradley for the $1,350,000 he advanced, each bearing interest at a rate of 10% per annum and each due and payable on September 14, 1997. According to the terms of these notes, should the Company sell any of its material assets, it will prepay these notes in an amount equal to the proceeds of such sale which remain (if any) after the Company loans to ORC a portion of the net proceeds of such sale in an amount sufficient to permit ORC to repay the Oneida/Chatwins Debt.

  To facilitate the closing of the Merger and the Loan Facility, Mr. Bradley entered into several financial arrangements with Congress and an existing creditor of Rostone. To induce Congress to consummate the Loan Facility, Mr. Bradley guaranteed the obligations of ORC and OMPC-NC under the Loan Facility subject to a cap of $4 million, which cap declines over time to $2 million. Mr. Bradley will receive a credit support fee from ORC and OMPC-NC in an aggregate amount equal to one percent (1%) per annum of the amount guaranteed, payable monthly. Mr. Bradley's rights to payment of the monthly installments of the credit support fee are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, the monthly installments may be paid when due. As a further inducement to Congress Mr. Bradley entered into an environmental indemnity agreement pursuant to which Mr. Bradley agrees to indemnify Congress against liabilities that may arise from environmental problems that may be associated with ORC's existing properties and to reimburse Congress for certain

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investigatory and cleanup costs that Congress may incur should Congress request that those activities be performed by ORC and should ORC fail to perform them.

  To induce the existing creditor of Rostone to permit the Merger and Loan Facility to be consummated, Mr. Bradley agreed to purchase from this creditor 50% of the $2,034,225 owing to him by Rostone on the Closing Date if this indebtedness was restated to provide for quarterly amortization over a two year period with interest at 10% per annum payable quarterly subject, however, to a subordination agreement with Congress. As a result of this transaction, Mr. Bradley and the creditor each holds a note from ORC in the amount of $1,017,112.50 bearing interest at 10% per annum which is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled payments of interest may be paid when due.

  Management of the Company believes that the acquisition of Rostone will further the Company's objective of increasing ORC's customer base and expanding its product offerings and service capabilities in the plastics industry. The Company intends to continue to use the assets of Rostone in substantially the same manner as they were used prior to the Merger.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

  (a) and (b). The financial statements and pro forma information required by this item will be furnished by an amendment to this report on Form 8-K within 60 days of this filing.

  (c). Exhibits

    The following exhibits are filed herewith in accordance with Item 601 of Regulation S-K:

EXHIBIT NO.     EXHIBIT DESCRIPTION

   2.1 Merger Agreement, dated as of December 22, 1995 (executed February 2, 1996) between Oneida Molded Plastics Corp. and Rostone Corporation.

  99.1          Opinion of Prudential Securities Incorporated

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                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.


                                        REUNION RESOURCES COMPANY



Dated: February 14, 1996                By:         /s/ Richard L. Evans
                                            ------------------------------------
                                            Name:  Richard L. Evans
                                            Title: Executive Vice President

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EXHIBIT INDEX*

EXHIBIT NO.       EXHIBIT DESCRIPTION

   2.1 Merger Agreement, dated as of December 22, 1995 (executed February 2, 1996) between Oneida Molded Plastics Corp. and Rostone Corporation.

  99.1            Opinion of Prudential Securities Incorporated
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  * Page numbers inserted on manually signed copy only.

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